Exhibit 99.2

Communications Systems, Inc. (NASDAQ: JCS) Press Release

For Immediate Release:

Contact:	Jeffrey K. Berg, President and Chief Executive Officer David T. McGraw, Chief Financial Officer Telephone: 952-996-1674

jeffrey berg, communicationS systems, inc. ceo to retire.

william schultz, EVP of Operations, named as successor.

Minnetonka, MN - March 14, 2011 - Communications Systems, Inc. (CSI) (NASDAQ:JCS) announced today that Jeffrey Berg, the Company’s President and Chief Executive Officer, will retire from active management on May 19, 2011 concurrent with its Annual Meeting of Shareholders. Mr. Berg will continue as a member of CSI’s Board and provide consulting services following his retirement. He will be succeeded by William Schultz who currently serves as CSI’s Executive Vice President of Operations. These moves are part of a planned succession.

“It has been an honor to lead Communications Systems for the last four years, and to have the privilege of working with so many loyal and dedicated employees. CSI is one of the most respected companies in our industry, and I am proud to have been part of its success. I am confident that Bill Schultz and the rest of CSI’s excellent leadership team will continue to move the Company forward,” said Berg.

Curtis Sampson, Chairman of CSI’s Board of Directors, commented: “Jeff has provided excellent leadership to the Company throughout his 20+ year career at CSI, including seven years as COO and then four years as CEO. The Board is particularly grateful for his four years of service as the Company’s CEO in which the Company surmounted many challenges and during which our management team has been significantly strengthened.”

Schultz was named as CSI’s Executive Vice President of Operations in May of 2010. He originally joined the Company in 2000 as a product manager in its Transition Networks subsidiary, following nine years at AMP, a division of Tyco International, Ltd. He was quickly promoted to Marketing Director of Transition Networks in 2001 and as its Vice President of Marketing in 2002. In October 2007 he was appointed Vice President and General Manager of Transition Networks, a position he held until February 2011. During the three and one-half years Schultz led Transition Networks, its revenues increased approximately 28% and its operating income increased approximately 250%. He holds a B.S. degree from Michigan State University and a Masters of Business Administration from Emory University.

About Communications Systems

Communications Systems, Inc. provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems. CSI serves the broadband network market as the world’s leading supplier of media conversion technology that permits networks to deploy fiber optic technology while retaining the copper-based infrastructure already embedded in the network. In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service. CSI also provides network design, training and management services.